Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”
 (949) 234-1999
dickparsons@seychelle.com

Seychelle Offers Guidance for Fiscal Year Period Ended February 29, 2012 &
Announces Exclusive Distribution Agreements with Apex Energetics, Inc. & MedSportHealth, LLC for the US, Canada and other Countries

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – February 21,2012 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles announced the following today:

First, sales revenue and net income for the fiscal year remains strong and that performance over prior year is anticipated to be of in excess of $4.9 million, with net income in the range of approximately $450,000 to $500,000.  Sales are greater than prior year while net income is lower as a result of an unanticipated elimination of Seychelle’s net operating loss by the State of California, delays in negotiating three major new distributor agreements, delays in shipments to Japan, and the launch of the new pH product line. Seychelle anticipates a continuation of its overall sales and earnings trend, primarily as a result of high margin new products being released during the fourth quarter of Fiscal Year 2012 and the first quarter of Fiscal Year 2013 in March.

Second, Apex Energetics, Inc. an established, well recognized leader in the homeopathic and nutritional field will have exclusive distribution rights to all Seychelle portable pH filtration products in the US, Canada and Israel, and is planning a major product launch in March, 2012.  Apex provides professional clinical experience and expertise into cutting-edge medical and healthcare products and educational services to the medical and healthcare markets to customers such as doctors, chiropractors, nurses, nutritionists, hospitals and clinics.

Third, Seychelle has signed a Worldwide Exclusive Distribution Agreement with MedSportHealth, LLC, a Nevada Corporation, for marketing all Seychelle portable water filtration products to the sports, health, fitness and athletic markets; and in sports and fitness beverages. MedSportsHealth, LLC, has many established contacts worldwide in their assigned distribution channel – with key contacts in the US, Japan, Asia and the Middle East. They also have access to a major direct sales organization that is ideal for selling water filtration products in the US and Canada.

Carl Palmer, President and CEO said “we are most pleased to have signed these two Agreements with Apex and MedSportHealth. Apex will be instrumental in the launching of our pH products backed by their many years of experience in the alternative health care field; and backed up by their extensive distribution system supported by clinical research and development. With MedSportHealth, we have an ideal distributor who will sell pH products provided and supported by Apex, as well as other non-pH products to a variety of retail customers including Mass Merchandisers, Club Stores, Health and Fitness Chains, and other channels of distribution. We believe that these two partners could contribute significantly to Seychelles’ revenue opportunities in fiscal 2013!”

Fourth, Seychelle has launched its radiological filter systems worldwide, and posted those products on its website. Initial emphasis will be in areas of greatest need like Japan, and other countries that have a large number of nuclear reactors.  Recent lab tests from Kyoto University in Japan confirmed that the radiological filter does remove 99.9996% of major nuclear contaminants from drinking water. Seychelle plans to start a big marketing effort on the filters, to begin in March, 2012.  Carl Palmer followed by saying “we have developed two new products for sale in both the retail and disaster relief markets for use in the US and International Markets, and will be launching them in the spring of this year.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

         ”Seychelle Products are the Most Field and Laboratory Tested
         Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTCQB: SYEV), is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,957,646 outstanding shares of common stock, including a float of approximately 9.5 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The Company assumes no obligation to update the information in this press release.